Exhibit 23.4

Eilers & Krejcik Gaming, LLC

5 Corporate Park, Suite 110

Irvine, CA 92606

310.743.6239

www.ekgamingllc.com

GAN Limited

Axe & Bottle Court

70 Newcomen Street

London SE1 1YT

April 15, 2020

Dear Sir/Madam:

Reference is made to the Registration Statement on Form F-1 (File No. 333-237372) (the “Registration Statement”), relating to the registration of ordinary shares, par value $0.01 per share, of GAN Limited (the “Company”). We hereby consent to all references to our name in the Registration Statement, including in the section entitled “Industry and Market Data”. We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours sincerely,

/s/ Christopher Grove
Eilers & Krejcik Gaming, LLC

Christopher Grove, Partner